Exhibit 10.3

THIRD AMENDED AND RESTATED OMNIBUS AGREEMENT
among
DELEK US HOLDINGS, INC.,
DELEK REFINING, LTD.,
LION OIL COMPANY,
DELEK LOGISTICS PARTNERS, LP,
PALINE PIPELINE COMPANY, LLC,
SALA GATHERING SYSTEMS, LLC,
MAGNOLIA PIPELINE COMPANY, LLC,
EL DORADO PIPELINE COMPANY, LLC,
DELEK CRUDE LOGISTICS, LLC,
DELEK MARKETING-BIG SANDY, LLC,
DELEK MARKETING & SUPPLY, LP,
DKL TRANSPORTATION, LLC,
DELEK LOGISTICS OPERATING, LLC
and
DELEK LOGISTICS GP, LLC

i

THIRD AMENDED AND RESTATED OMNIBUS AGREEMENT
This THIRD AMENDED AND RESTATED OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, March 31, 2015, among Delek US Holdings, Inc., a Delaware corporation (“Delek US”), on behalf of itself and the other Delek Entities (as defined herein), Delek Refining, Ltd., a Texas Limited Partnership (“Delek Refining”), Lion Oil Company, an Arkansas corporation (“Lion Oil”), Delek Logistics Partners, LP, a Delaware limited partnership (the “Partnership”), Paline Pipeline Company, LLC, a Texas limited liability company (“Paline”), SALA Gathering Systems, LLC, a Texas limited liability company (“SALA”), Magnolia Pipeline Company, LLC, a Delaware limited liability company (“Magnolia”), El Dorado Pipeline Company, LLC, a Delaware limited liability company (“El Dorado”), Delek Crude Logistics, LLC, a Texas limited liability company (“Crude Logistics”), Delek Marketing-Big Sandy, LLC, a Texas limited liability company (“Marketing-Big Sandy”), Delek Marketing & Supply, LP, a Delaware limited partnership (“DMSLP”), DKL Transportation, LLC, a Delaware limited liability company (“DKL Transportation”), Delek Logistics Operating, LLC, a Delaware limited liability company (“OpCo”), and Delek Logistics GP, LLC, a Delaware limited liability company (the “General Partner”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
RECITALS:

1.	The Parties (other than DKL Transportation) executed that certain Second Amended and Restated Omnibus Agreement dated February 10, 2014 (the “Second A&R Agreement”).

2.
The Parties desire to amend and restate the Second A&R Agreement to allow, among other items, for the application of the terms hereof to additional assets that the Partnership Group is acquiring from the Delek Entities.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
“Acquisition Proposal” is defined in Section 7.2(a).
“Administrative Fee” is defined in Section 4.1(a).
“Affiliate” is defined in the Partnership Agreement.
“Annual Environmental Deductible” is defined in Section 3.5(a).
“Annual ROW Deductible” is defined in Section 3.5(a).

“API 653” is defined in Section 5.1(a).
“API 653 Inspection Date” means, with respect to any API 653 Tank, (a) the date of completion of the first API 653 inspection of such tank, whether scheduled or required as a result of a failure of such tank, that occurs within five years after the applicable Closing Date or (b) if no such API 653 inspection occurs, the applicable Closing Date.
“API 653 Tank” means (a) each of the tanks listed on Schedule X to this Agreement and (b) any other tank included in the Tankage (as defined in the applicable Transaction Agreement referenced on Schedule IX to this Agreement) that is required to undergo an API 653 inspection within five years after the applicable Closing Date as a result of a failure of such tank.
“Assets” means all gathering pipelines, transportation pipelines, storage tanks, trucks, truck racks, terminal facilities, offices and related equipment, real estate and other assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise Transferred pursuant to a Transaction Agreement to any member of the Partnership Group; provided, however, that any of such assets that are Transferred from the Partnership Group to a Delek Entity pursuant to Article VII or otherwise shall no longer be an “Asset” from and after such Transfer.
“Board of Directors” means for any Person the board of directors or other governing body of such Person.
“Closing Date” means the applicable closing date for each Transaction Agreement as set forth on Schedule IX to this Agreement.
“Conflicts Committee” is defined in the Partnership Agreement.
“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
“Covered Environmental Losses” is defined in Section 3.1(a).
“Delek Entities” means Delek US and any Person controlled, directly or indirectly, by Delek US other than the General Partner or a member of the Partnership Group; and “Delek Entity” means any of the Delek Entities.
“Disposition Notice” is defined in Section 7.2(a).
“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution

Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other similar federal, state or local environmental conservation and protection laws, each as amended from time to time.
“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
“First API 653 Indemnification Deadline” means, with respect to any API 653 Tank, the date that is five years after the applicable API 653 Inspection Date.
“First Indemnification Deadline” means the applicable date for each Transaction Agreement set forth on Schedule IX to this Agreement.
“First ROFR Acceptance Deadline” is defined in Section 7.2(a).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.
“Indemnified Party” means, with respect to a Transaction Agreement, the Partnership Group or the Delek Entities, as the case may be, in their respective capacity as the party entitled to indemnification in accordance with Article III.
“Indemnifying Party” means either the Partnership Group or Delek US, as the case may be, in its capacity as the party from whom indemnification may be sought in accordance with Article III.
“License” is defined in Section 8.1.
“Limited Partner” is defined in the Partnership Agreement.
“Lion Credit Agreement” is defined in Section 9.13(a).
“Lion Refinancing Credit Agreement” is defined in Section 9.13(a).
“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Marks” is defined in Section 8.1.
“Name” is defined in Section 8.1.
“Offer” is defined in Section 2.3(a).
“Offer Evaluation Period” is defined in Section 2.3(a).
“Offer Price” is defined in Section 7.2(a).
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Delek Logistics Partners, LP, dated as of November 7, 2012, to which reference is hereby made for all purposes of this Agreement.
“Partnership Change of Control” means Delek US ceases to control the general partner of the Partnership.
“Partnership Credit Agreement” is defined in Section 9.13(c).
“Partnership Group” means the Partnership and any of its Subsidiaries, treated as a single consolidated entity.
“Partnership Group Member” means any member of the Partnership Group.
“Partnership Interest” is defined in the Partnership Agreement.
“Partnership Parties” means the Partnership, Paline, SALA, Magnolia, El Dorado, Crude Logistics, Marketing-Big Sandy and OpCo.
“Partnership Refinancing Credit Agreement” is defined in Section 9.13(c).
“Party” and “Parties” are defined in the introduction to this Agreement.
“Permitted Exceptions” is defined in Section 2.2.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization association, government agency or political subdivision thereof or other entity.
“Proposed Transaction” is defined in Section 6.2(a).
“Proposed Transferee” is defined in Section 7.2(a).
“Prudent Industry Practice” means such practices, methods, acts, techniques, and standards as are in effect at the time in question that are consistent with the higher of (a) the standards generally followed by the United States pipeline and terminalling industries and (b) the standards applied or followed by Delek US or its Affiliates in the performance of similar tasks or projects, or by the Partnership Group or its Affiliates in the performance of similar tasks or projects.

“Refining Credit Agreement” is defined in Section 9.13(b).
“Refining Refinancing Credit Agreement” is defined in Section 9.13(b).
“Restricted Activities” is defined in Section 2.1.
“Retained Assets” means, with respect to a particular Transaction Agreement, all gathering pipelines, transportation pipelines, storage tanks, trucks, truck racks, terminal facilities, offices and related equipment, real estate and other related assets or portions thereof owned by any of the Delek Entities that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to that Transaction Agreement or the other documents referred to in that Transaction Agreement; provided, however, that once any such assets have been directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to any subsequent Transaction Agreement or the other documents referred to in any subsequent Transaction Agreement, such assets shall not be included in the definition of “Retained Assets” for purposes of the first-referenced Transaction Agreement in this definition with respect to the period on or after the applicable Closing Date under that subsequent Transaction Agreement.
“ROFO Asset Owner” means, with respect to a ROFO Asset, the applicable Delek Entity set forth opposite such ROFO Asset on Schedule V to this Agreement.
“ROFO Assets” means the assets listed on Schedule V to this Agreement.
“ROFO Governmental Approval Deadline” is defined in Section 6.2(c).
“ROFO Notice” is defined in Section 6.2(a).
“ROFO Period” is defined in Section 6.1(a).
“ROFO Response” is defined in Section 6.2(a).
“ROFR Assets” means any assets of the Partnership Group that (x) are integral to any refinery owned, acquired or constructed by a Delek Entity or (y) are listed on Schedule VI to this Agreement; provided, however, that immaterial assets disposed of in the ordinary course are not ROFR Assets.
“ROFR Governmental Approval Deadline” is defined in Section 7.2(c).
“ROFR Response” is defined in Section 7.2(a).
“Sale Assets” is defined in Section 7.2(a).
“Schedules” means Schedules I through IX attached to this Agreement, as may be amended and restated pursuant to Section 9.12.
“Second A&R Agreement” is defined in the recitals to this Agreement.

“Second Indemnification Deadline” means the applicable date for each Transaction Agreement as set forth on Schedule IX to this Agreement.
“Second ROFR Acceptance Deadline” is defined in Section 7.2(a).
“Subject Assets” is defined in Section 2.2(c).
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors, managers or other governing body of such Person.
“Transaction Agreement” means the applicable contribution or purchase agreement identified on Schedule IX to this Agreement, together with the additional conveyance documents and instruments contemplated or referenced thereunder.
“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions.

ARTICLE II
BUSINESS OPPORTUNITIES
2.1    Restricted Activities. Except as permitted by Section 2.2, the General Partner and Delek US shall be prohibited from, and Delek US shall cause each of the Delek Entities to refrain from, owning, operating, engaging in, acquiring, or investing in any business that owns or operates crude oil or refined products pipelines, terminals or storage facilities in the United States (“Restricted Activities”).
2.2    Permitted Exceptions. Notwithstanding any provision of Section 2.1 to the contrary, the Delek Entities may engage in the following activities under the following circumstances (collectively, the “Permitted Exceptions”):
(a)    the ownership and/or operation of any of the Retained Assets (including replacements or expansions of the Retained Assets);
(b)    the acquisition, ownership or operation of any logistics asset, including, without limitation, any crude oil or refined products pipeline, terminal or storage facility, that is (i)

acquired or constructed by a Delek Entity and (ii) within, substantially dedicated to, or an integral part of, any refinery owned, acquired or constructed by a Delek Entity;
(c)    the acquisition, ownership or operation of any asset or group of related assets used in the activities described in Section 2.1 that are acquired or constructed by a Delek Entity after November 7, 2012 (excluding assets acquired or constructed pursuant to Section 2.2(b) other than those assets described on Schedule VII) (the “Subject Assets”) if:
(i)    the fair market value (as determined in good faith by the Board of Directors of the Delek Entity that will own the Subject Assets) of the Subject Assets is less than $5.0 million at the time of such acquisition by the Delek Entity or completion of construction, as the case may be;
(ii)    in the case of an acquisition or the construction of the Subject Assets with a fair market value (as determined in good faith by the Board of Directors of the Delek Entity that will own the Subject Assets) equal to or greater than $5.0 million at the time of such acquisition by a Delek Entity or the completion of construction, as applicable, the Partnership has been offered the opportunity to purchase the Subject Assets in accordance with Section 2.3 and the Partnership has elected not to purchase the Subject Assets; or
(iii)    notwithstanding Section 2.2(c)(i) and Section 2.2(c)(ii), the Subject Assets described on Schedule VII;
(d)    the purchase and ownership of a non-controlling interest in any publicly traded entity engaged in any Restricted Activities; and
(e)    the ownership of equity interests in the General Partner and the Partnership Group.
2.3    Procedures.
(a)    If a Delek Entity acquires or constructs Subject Assets as described in Section 2.2(c)(ii), then not later than six months after the consummation of the acquisition or the completion of construction by such Delek Entity of the Subject Assets, as the case may be, the Delek Entity shall notify the General Partner in writing of such acquisition or construction and offer the Partnership Group the opportunity to purchase such Subject Assets in accordance with this Section 2.3 (the “Offer”). The Offer shall set forth the terms relating to the purchase of the Subject Assets and, if any Delek Entity desires to utilize the Subject Assets, the Offer will also include the terms on which the Partnership Group will provide services to the Delek Entity to enable the Delek Entity to utilize the Subject Assets. As soon as practicable, but in any event within 90 days after receipt by the General Partner of the Offer (the “Offer Evaluation Period”), the General Partner shall notify the Delek Entity in writing that either (i) the General Partner has elected not to cause a Partnership Group Member to purchase the Subject Assets, in which event (A) the Delek Entity shall be forever free to continue to own or operate such Subject Assets, (B) Schedule V shall automatically be amended to include such Subject Assets as ROFO Assets subject to Article VI and (C) if the Delek Entity that owns such Subject Assets is not a Party hereto, such Delek Entity shall execute a joinder agreement in the form attached hereto as Exhibit A, or (ii) the General Partner has elected to cause a Partnership Group Member to purchase the Subject Assets, in which event the procedures outlined in the remainder of this Section 2.3 shall apply.
(b)    If, within the Offer Evaluation Period, the Delek Entity and the General Partner are able to agree on the fair market value of the Subject Assets that are subject to the Offer and the other terms of the Offer including, without limitation, the terms, if any, on which the Partnership Group will provide services to the Delek Entity to enable the Delek Entity to utilize the Subject Assets, a Partnership Group Member shall purchase the Subject Assets for the agreed upon fair market value as soon as commercially practicable after such agreement has been reached and, if applicable, enter into an agreement with the Delek Entity to provide services in a manner consistent with the Offer.
(c)    If, within the Offer Evaluation Period, the Delek Entity and the General Partner are unable to agree on the fair market value of the Subject Assets that are subject to the Offer or the other terms of the Offer including, if applicable, the terms on which the Partnership Group will provide services to the Delek Entity to enable the Delek Entity to utilize the Subject Assets, the Delek Entity and the General Partner will engage a mutually agreed upon, nationally recognized investment banking firm to determine the fair market value of the Subject Assets and any other terms on which the Partnership Group and the Delek Entity are unable to agree. The investment banking firm will determine the fair market value of the Subject Assets and any other terms on which the Partnership Group and the Delek Entity are unable to agree within 30 days of its engagement and furnish the Delek Entity and the General Partner its determination. The fees of the investment banking firm will be split equally between the Delek Entity and the Partnership Group. Once the investment banking firm has submitted its determination of the fair market value of the Subject Assets and any other terms on which the Partnership Group and the Delek Entity are unable to agree, the General Partner will have the right, but not the obligation to cause the Partnership Group to purchase the Subject Assets pursuant to the Offer, as modified by the determination of the investment banking firm. If the General Partner elects to cause the Partnership Group to purchase the Subject Assets, then the Partnership Group shall purchase the Subject Assets under the terms of the Offer, as modified by the determination of the investment banking firm as soon as commercially practicable after such determination and, if applicable, enter into an agreement with the Delek Entity to provide services in a manner consistent with the Offer, as modified by the determination of the investment banking firm.
(d)    Nothing herein shall impede or otherwise restrict the foreclosure, sale, disposition or other exercise of rights or remedies by or on behalf of any secured lender of any Subject Asset subject to a security interest in favor of such lender or any agent for or on behalf of such lender under any credit arrangement now or hereafter in effect (it being understood and agreed that no secured lender to a Delek Entity shall have any obligation to make an Offer or to sell or cause to be sold any Subject Asset to any Partnership Group Member).
2.4    Scope of Prohibition. Except as provided in this Article II and the Partnership Agreement, each Delek Entity shall be free to engage in any business activity, including those that may be in direct competition with any Partnership Group Member.

2.5    Enforcement. The Delek Entities agree and acknowledge that the Partnership Group does not have an adequate remedy at law for the breach by the Delek Entities of the covenants and agreements set forth in this Article II, and that any breach by the Delek Entities of the covenants and agreements set forth in this Article II would result in irreparable injury to the Partnership Group. The Delek Entities further agree and acknowledge that any Partnership Group Member may, in addition to the other remedies which may be available to the Partnership Group, file a suit in equity to enjoin the Delek Entities from such breach, and consent to the issuance of injunctive relief under this Agreement.

ARTICLE III
INDEMNIFICATION
3.1    Environmental Indemnification.
(a)    Subject to Section 3.2 and Section 3.5 and with respect to Assets Transferred pursuant to a Transaction Agreement, the Delek Entities, jointly and severally, shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:
(i)    any violation or correction of violation of Environmental Laws;
(ii)    any environmentally related event, condition or matter associated with or arising from the ownership or operation of the Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from such Assets or the disposal or release of Hazardous Substances generated by operation of such Assets at non-Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, reporting, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work;
(iii)    any environmentally related event, condition or matter or legal action pending as of the applicable Closing Date against the Delek Entities, a true and correct summary of which, with respect to Assets Transferred pursuant to a particular Transaction Agreement, is set forth on Schedule I attached hereto;
(iv)    any event, condition or environmental matter associated with or arising from the Retained Assets, whether occurring before or after the Closing Date;

(v)    any obligation imposed by or violation of the consent decree entered in United States v. Tyler Holding Company, Inc. and Delek Refining, Ltd., case no. 6:09-cv-319 (Eastern District of Texas), as it exists on July 26, 2013 and may be amended; and
(vi)    any obligation imposed by or violation of the consent decree entered in United States and State of Arkansas v. Lion Oil Company, Civ. No. 03-1028 (Western District of Arkansas), as it exists on the date hereof and may be amended.
provided, however, that with respect to any violation under Section 3.1(a)(i) or any environmentally related event, condition or matter included under Section 3.1(a)(ii) that is associated with the ownership or operation of the Assets Transferred pursuant to a Transaction Agreement, the Delek Entities will be obligated to indemnify the Partnership Group only to the extent that such environmentally related violation, event, condition or matter giving rise to the claim (x) existed or occurred in whole or in part before the applicable Closing Date for such Transaction Agreement (or, with respect to an API 653 Tank, before the applicable API 653 Inspection Date) under then-applicable Environmental Laws and (y)(i) such environmentally related violation, event, condition or matter is set forth on Schedule II attached hereto or (ii) Delek US is notified in writing of such environmentally related violation, event, condition or matter prior to the applicable First Indemnification Deadline (or, with respect to an API 653 Tank, the applicable First API 653 Indemnification Deadline) (clauses (i) through (iv) of this Section 3.1(a) collectively, with respect to such Transaction Agreement, being “Covered Environmental Losses”).
(b)    The Partnership Group shall indemnify, defend and hold harmless the Delek Entities from and against any Losses suffered or incurred by the Delek Entities, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:
(i)    any violation or correction of violation of Environmental Laws associated with or arising from the ownership or operation of the Assets; and
(ii)    any environmentally related event, condition or matter associated with or arising from the ownership or operation of the Assets (including, but not limited to, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, reporting, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense for any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work;
and regardless of whether such violation under Section 3.1(b)(i) or such environmentally related event, condition or matter included under Section 3.1(b)(ii) occurred before or after the applicable Closing Date (or, with respect to an API 653 Tank, before or after the applicable API 653 Inspection Date), in each case, only to the extent that any of the foregoing are not Covered Environmental

Losses for which the Partnership Group is entitled to indemnification from the Delek Entities under this Article III without giving effect to the applicable Annual Environmental Deductible.
3.2    Right of Way Indemnification. Subject to Section 3.5, with respect to Assets Transferred pursuant to a Transaction Agreement, the Delek Entities, jointly and severally, shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of (a) the failure of the applicable Partnership Group Member to be the owner of such valid and indefeasible easement rights or fee ownership or leasehold interests in and to the lands on which any crude oil or refined products pipeline or related pump station, storage tank, terminal or truck rack or any related facility or equipment conveyed or contributed to the applicable Partnership Group Member on the applicable Closing Date is located as of such Closing Date, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by the applicable Delek Entity immediately prior to such Closing Date; (b) the failure of the applicable Partnership Group Member to have the consents, licenses and permits necessary to allow any such pipeline referred to in clause (a) of this Section 3.2 to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the applicable Closing Date, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by the applicable Delek Entity immediately prior to such Closing Date; and (c) the cost of curing any condition set forth in clause (a) or (b) of this Section 3.2 that does not allow any Asset to be operated in accordance with Prudent Industry Practice, in each case to the extent that Delek US is notified in writing of any of the foregoing prior to the applicable First Indemnification Deadline.
3.3    Additional Indemnification.
(a)    In addition to and not in limitation of the indemnification provided under Sections 3.1(a) and 3.2 and with respect to a Transaction Agreement, the Delek Entities, jointly and severally, shall indemnify, defend, and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of (A) events and conditions associated with the ownership or operation of the Assets and existing or occurring before the applicable Closing Date (other than Covered Environmental Losses, which are provided for under Sections 3.1, and those Losses provided for under Section 3.2) to the extent that Delek US is notified in writing of any of the foregoing prior to the applicable Second Indemnification Deadline, (B) any legal actions pending as of the applicable Closing Date and as set forth on Schedule III to this Agreement, (C) events and conditions associated with the Retained Assets whether occurring before or after the applicable Closing Date, (D) the failure to obtain any necessary consent from the Arkansas Public Service Commission, the Louisiana Public Service Commission, the Texas Railroad Commission or the Federal Energy Regulatory Commission for the conveyance to the Partnership Group of any pipelines located in Arkansas, Louisiana and Texas, if applicable, and (E) all federal, state and local income tax liabilities attributable to the ownership or operation of the Assets prior to the applicable Closing Date, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), and any such income tax liabilities of the Delek

Entities that may result from the consummation of the formation transactions for the Partnership Group and the General Partner occurring on or prior to the applicable Closing Date.
(b)    In addition to and not in limitation of the indemnification provided under Section 3.1(b) or the Partnership Agreement, the Partnership Group shall indemnify, defend, and hold harmless the Delek Entities from and against any Losses suffered or incurred by the Delek Entities by reason of or arising out of events and conditions associated with the ownership or operation of the Assets and existing or occurring after the applicable Closing Date (other than Covered Environmental Losses which are provided for under Section 3.1(a)), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.
3.4    Indemnification Procedures.
(a)    The Indemnified Party agrees that as promptly as practicable after it becomes aware of facts giving rise to a claim for indemnification under this Article III, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.
(b)    The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (i) unless it includes a full release of the Indemnified Party from such claim and (ii) if such settlement would include any admission of fault by or imposition of injunctive or other equitable relief against the Indemnified Party.
(c)    The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article III, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 3.4. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.
(d)    In determining the amount of any Losses for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons. The Indemnified Party shall use commercially reasonable efforts to pursue the collection of all insurance proceeds to which it may be entitled with respect to or on account of such Losses and shall notify the Indemnifying Party of all potential claims against third Persons pursuant to contractual indemnities.
3.5    Limitations Regarding Indemnification.
(a)    The Delek Entities shall not, in any calendar year, be obligated to indemnify, defend and hold harmless the Partnership Group for a Covered Environmental Loss under Section 3.1(a)(ii) related to any Transaction Agreement until such time as the aggregate amount of all Covered Environmental Losses related to such Transaction Agreement in such calendar year exceeds the applicable annual environmental deductible set forth on Schedule IX (the “Annual Environmental Deductible”), at which time the Delek Entities shall be obligated to indemnify the Partnership Group for the amount of Covered Environmental Losses under Section 3.1(a)(ii) related to such Transaction Agreement that are in excess of the applicable Annual Environmental Deductible that are incurred by the Partnership Group in such calendar year. The Delek Entities shall not, in any calendar year, be obligated to indemnify, defend and hold harmless the Partnership Group for any individual Loss under Section 3.2 related to any Transaction Agreement until such time as the aggregate amount of all Losses under Section 3.2 related to such Transaction Agreement that are in such calendar year exceeds the applicable annual ROW deductible set forth on Schedule IX (the “Annual ROW Deductible”), at which time the Delek Entities shall be obligated to indemnify the Partnership Group for all Losses under Section 3.2 related to such Transaction Agreement in excess of the applicable Annual ROW Deductible that are incurred by the Partnership Group in such calendar year.
(b)    For the avoidance of doubt, there is no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article III.
(c)    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.
(d)    THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS

AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.

ARTICLE IV
CORPORATE SERVICES
4.1    General.
(a)    Delek US agrees to provide, and agrees to cause its Affiliates to provide, on behalf of the General Partner, for the Partnership Group’s benefit of all the centralized corporate services that Delek US and its Affiliates have traditionally provided in connection with the Assets including, without limitation, the general and administrative services listed on Schedule IV to this Agreement. As consideration for such services, the Partnership will pay Delek US an administrative fee (the “Administrative Fee”) of $3.35 million per year, payable in equal monthly installments on or before the tenth business day of each month, commencing in March 2014. Delek US may increase or decrease the Administrative Fee on February 1 of each subsequent year, commencing on February 1, 2016, by a percentage equal to the change in the Consumer Price Index — All Urban Consumers, U.S. City Average, Not Seasonally Adjusted over the previous 12 calendar months or to reflect any increase in the cost of providing centralized corporate services to the Partnership Group due to changes in any law, rule or regulation applicable to Delek US or the Partnership Group, including any interpretation of such laws, rules or regulations. The General Partner may agree on behalf of the Partnership to increases in the Administrative Fee in connection with expansions of the operations of the Partnership Group through the acquisition or construction of new assets or businesses.
(b)    At the end of each calendar year, the Partnership will have the right to submit to Delek US a proposal to reduce the amount of the Administrative Fee for that year if the Partnership believes, in good faith, that the centralized corporate services performed by Delek US and its Affiliates for the benefit of the Partnership Group for the year in question do not justify payment of the full Administrative Fee for that year. If the Partnership submits such a proposal to Delek US, Delek US agrees that it will negotiate in good faith with the Partnership to determine if the Administrative Fee for that year should be reduced and, if so, the amount of such reduction. If the Parties agree that the Administrative Fee for that year should be reduced, then Delek US shall promptly pay to the Partnership the amount of any reduction for that year.
(c)    The Partnership Group shall reimburse Delek US for all other direct or allocated costs and expenses incurred by Delek US and its Affiliates on behalf of the Partnership Group including, but not limited to:
(i)    salaries of employees of the General Partner, Delek US or its Affiliates who devote 50% or more of their business time to the business and affairs of the Partnership Group, to the extent, but only to the extent, such employees perform services for the Partnership Group, provided that for employees that do not devote all of their business time to the Partnership Group, such expenses shall be based on the annual weighted average of time spent and number of employees devoting services to the Partnership Group;

(ii)    the cost of employee benefits relating to employees of the General Partner, Delek US or its Affiliates who devote 50% or more of their business time to the business and affairs of the Partnership Group, including 401(k), pension, bonuses and health insurance benefits (but excluding Delek US stock-based compensation expense), to the extent, but only to the extent, such employees perform services for the Partnership Group, provided that for employees that do not devote all of their business time to the Partnership Group, such expenses shall be based on the annual weighted average of time spent and number of employees devoting their services to the Partnership Group;
(iii)    any expenses incurred or payments made by Delek US or its Affiliates for insurance coverage with respect to the Assets or the business of the Partnership Group;
(iv)    all expenses and expenditures incurred by Delek US or its Affiliates, if any, as a result of the Partnership becoming and continuing as a publicly traded entity, including, but not limited to, costs associated with annual and quarterly reports, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, tax return and Schedule K-1 preparation and distribution, legal fees and independent director compensation; and
(v)    all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the services provided by Delek US and its Affiliates to the Partnership Group pursuant to Section 4.1(a).
Such reimbursements shall be made on or before the tenth business day of the month following the month such costs and expenses are incurred, other than reimbursements solely related to bonuses for employees of the General Partner, which shall be reimbursed on or prior to the last business day of the month that such bonuses are paid. For the avoidance of doubt, the costs and expenses set forth in Section 4.1(c) shall be paid by the Partnership Group in addition to, and not as a part of or included in, the Administrative Fee.

ARTICLE V
CAPITAL AND OTHER EXPENDITURES
5.1    Reimbursement of Operating, Maintenance Capital and Other Expenditures. For five years following the applicable Closing Date, with respect to Assets Transferred pursuant to a Transaction Agreement, the Delek Entities will reimburse the Partnership Group on a dollar-for-dollar basis, without duplication, for each of the following:
(a)    (i) any operating expenses in excess of $500,000 in any calendar year, in the case of Assets Transferred pursuant to the Initial Transaction Agreement set forth on Schedule IX, and (ii) any operating expenses and capital expenditures, in the case of Assets Transferred pursuant to the applicable Transaction Agreement set forth on Schedule IX, in each case, that are incurred by the Partnership Group for inspections, maintenance and repairs to any storage tanks included as part of the Assets and that are made solely in order to comply with current minimum standards under (x) the U.S. Department of Transportation’s Pipeline Integrity Management Rule 49 CFR

195.452 and (y) American Petroleum Institute (API) Standard 653 for Aboveground Storage Tanks (“API 653”);
(b)    expenses (including any fines and penalties) in excess of $1,000,000 per event (net of insurance recoveries, if any) incurred by the Partnership Group for the clean up or repair of any condition caused by the failure of any Asset prior to November 7, 2017; provided, however, that the Delek Entities shall not be required to reimburse the Partnership Group for any expenses in excess of $20,000,000 per event;
(c)    non-discretionary maintenance capital expenditures, other than those required to comply with applicable Environmental Laws, in excess of $4,033,000 during the period from February 10, 2014 to December 31, 2014 with respect to those specific Assets transferred pursuant to the El Dorado Terminal and Tankage Transaction Agreement set forth on Schedule IX for which reimbursement has not been made pursuant to Section 5.1(b);
(d)    non-discretionary maintenance capital expenditures, other than those required to comply with applicable Environmental Laws, in excess of (i) $5,400,000 in calendar year 2014 (provided that no reimbursement shall be made pursuant to this clause (i) with respect to those specific Assets transferred pursuant to the El Dorado Terminal and Tankage Transaction Agreement set forth on Schedule IX); (ii) $9,800,000 in any calendar year beginning with calendar year 2015 and ending with calendar year 2017 and (iii) $4,400,000 in any calendar year beginning with calendar year 2018, in each case, incurred by the Partnership Group with respect to the Assets for which reimbursement has not been made pursuant to Sections 5.1(b) or 5.1(c), provided, that the Delek Entities shall not be required to reimburse the Partnership Group (x) under clauses (ii) or (iii) of this Section 5.1(d) for any amounts incurred after November 7, 2017 except with respect to those specific Assets transferred pursuant to the El Dorado Terminal and Tankage Transaction Agreement set forth on Schedule IX and (y) under clause (iii) of this Section 5.1(d) for any amounts incurred after February 10, 2019 (including with respect to those specific Assets transferred pursuant to the El Dorado Terminal and Tankage Transaction Agreement set forth on Schedule IX); and
(e)    capital expenditures in connection with those certain capital projects related to the Assets and as set forth on Schedule VIII to this Agreement.

ARTICLE VI
RIGHT OF FIRST OFFER
6.1    Right of First Offer to Purchase Certain Assets retained by Delek Entities.
(a)    Each ROFO Asset Owner hereby grants to the Partnership Group a right of first offer until November 7, 2022 (the “ROFO Period”) on any ROFO Asset set forth next to such ROFO Asset Owner’s name on Schedule V to the extent that such ROFO Asset Owner proposes to Transfer any ROFO Asset (other than (i) to an Affiliate who agrees in writing that such ROFO Asset remains subject to the provisions of this Article VI and such Affiliate assumes the obligations under this Article VI with respect to such ROFO Asset, (ii) in connection with a Transfer by the Delek Entities of the refinery with respect to which such ROFO Asset is within, substantially dedicated to or an integral part of or (iii) in connection with the foreclosure on such ROFO Asset by any lender under any credit arrangements of any Delek Entities in effect on the Closing Date) or enter into any agreement to do any of the foregoing during the ROFO Period.
(b)    The Parties acknowledge that all potential Transfers of ROFO Assets pursuant to this Article VI are subject to obtaining any and all required written consents of governmental authorities and other third parties and to the terms of all existing agreements in respect of the ROFO Assets; provided, however, that Delek US represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such agreements that would materially impair the rights granted to the Partnership Group pursuant to this Article VI with respect to any ROFO Asset.
6.2    Procedures.
(a)    In the event a ROFO Asset Owner proposes to Transfer any applicable ROFO Asset (other than (i) to an Affiliate as provided in Section 6.1(a), (ii) in connection with a Transfer by the Delek Entities of the refinery with respect to which such ROFO Asset is within, substantially dedicated to or an integral part of or (iii) in connection with the foreclosure on such ROFO Asset by any lender under any credit arrangements of any Delek Entities in effect on the Closing Date) during the ROFO Period (a “Proposed Transaction”), such ROFO Asset Owner shall, prior to entering into any such Proposed Transaction, first give notice in writing to the Partnership Group (the “ROFO Notice”) of its intention to enter into such Proposed Transaction. The ROFO Notice shall include any material terms, conditions and details as would be necessary for a Partnership Group Member to make a responsive offer to enter into the Proposed Transaction with the applicable ROFO Asset Owner, which terms, conditions and details shall at a minimum include any terms, condition or details that such ROFO Asset Owner would propose to provide to non-Affiliates in connection with the Proposed Transaction. The Partnership Group shall have 90 days following receipt of the ROFO Notice to propose an offer to enter into the Proposed Transaction with such ROFO Asset Owner (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the applicable Partnership Group Member proposes to pay for the ROFO Asset and the other terms of the purchase including, if requested by a Delek Entity, the terms on which the Partnership Group Member will provide services to the Delek Entity to enable the Delek Entity to utilize the applicable ROFO Asset) pursuant to which the Partnership Group would be willing to enter into a binding agreement for the Proposed Transaction. The decision to issue the ROFO Response and the terms of the ROFO Response shall be subject to approval by the Conflicts Committee. If no ROFO Response is delivered by the Partnership Group within such 90-day period, then the Partnership Group shall be deemed to have waived its right of first offer with respect to such ROFO Asset.
(b)    Unless the ROFO Response is rejected pursuant to written notice delivered by the applicable ROFO Asset Owner to the applicable Partnership Group Member within 90 days of the delivery of the ROFO Response, such ROFO Response shall be deemed to have been accepted by the applicable ROFO Asset Owner and such ROFO Asset Owner shall enter into an agreement with the applicable Partnership Group Member providing for the consummation of the Proposed Transaction upon the terms set forth in the ROFO Response and, if applicable, the Partnership Group Member will enter into an agreement with the Delek Entity setting forth the terms on which the

Partnership Group Member will provide services to the Delek Entity to enable the Delek Entity to utilize the ROFO Asset. Unless otherwise agreed between the applicable Delek Entity and Partnership Group Member, the terms of the purchase and sale agreement will include the following:
(i)    the Partnership Group Member will agree to deliver the purchase price (in cash, Partnership Interests, an interest-bearing promissory note, or any combination thereof);
(ii)    the applicable ROFO Asset Owner will represent that it has title to the ROFO Assets that is sufficient to operate the ROFO Assets in accordance with their intended and historical use, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable ROFO Asset, plus any other such matters as the Partnership Group Member may approve. If the Partnership Group Member desires to obtain any title insurance with respect to the ROFO Asset, the full cost and expense of obtaining the same (including but not limited to the cost of title examination, document duplication and policy premium) shall be borne by the Partnership Group Member;
(iii)    the applicable ROFO Asset Owner will grant to the Partnership Group Member the right, exercisable at the Partnership Group Member’s risk and expense prior to the delivery of the ROFO Response, to make such surveys, tests and inspections of the ROFO Asset as the Partnership Group Member may deem desirable, so long as such surveys, tests or inspections do not damage the ROFO Asset or interfere with the activities of the applicable ROFO Asset Owner;
(iv)    the Partnership Group Member will have the right to terminate its obligation to purchase the ROFO Asset under this Article VI if the results of any searches under Section 6.2(b)(ii) or (iii) above are, in the reasonable opinion of the Partnership Group Member, unsatisfactory;
(v)    the closing date for the purchase of the ROFO Asset shall occur no later than 180 days following receipt by the applicable ROFO Asset Owner of the ROFO Response pursuant to Section 6.2(a);
(vi)    the applicable ROFO Asset Owner and Partnership Group Member shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 6.2(b), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and
(vii)    neither the applicable ROFO Asset Owner nor the Partnership Group Member shall have any obligation to sell or buy the ROFO Assets if any of the consents referred to in Section 6.1(b) has not been obtained.
(c)    The Partnership Group and the applicable ROFO Asset Owner shall cooperate in good faith in obtaining all necessary governmental and other third party approvals,

waivers and consents required for the closing. Any such closing shall be delayed, to the extent required, until the third business day following the expiration of any required waiting periods under the HSR Act; provided, however, that such delay shall not exceed 60 days following the 180 days referred to in Section 6.2(b)(v) (the “ROFO Governmental Approval Deadline”) and, if governmental approvals and waiting periods shall not have been obtained or expired, as the case may be, by such ROFO Governmental Approval Deadline, then such ROFO Asset Owner shall be free to enter into a Proposed Transaction with any third party (i) on terms and conditions (excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed in respect of the Partnership Group in the ROFO Response and (ii) at a price equal to no less than 100% of the price offered by the applicable Partnership Group Member in the ROFO Response to such ROFO Asset Owner.
(d)    If the Partnership Group has not timely delivered a ROFO Response as specified above with respect to a Proposed Transaction that is subject to a ROFO Notice, the applicable ROFO Asset Owner shall be free to enter into a Proposed Transaction with any third party on terms and conditions no more favorable to such third party than those set forth in the ROFO Notice. If a ROFO Response with respect to such Proposed Transaction is rejected by the applicable ROFO Asset Owner, such ROFO Asset Owner shall be free to enter into a Proposed Transaction with any third party (i) on terms and conditions (excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed in respect of the Partnership Group in the ROFO Response and (ii) at a price equal to no less than 100% of the price offered by the applicable Partnership Group Member in the ROFO Response to such ROFO Asset Owner.
(e)    If a Proposed Transaction with a third party is not consummated as provided in Section 6.2 within one year of, as applicable, the Partnership Group’s failure to timely deliver a ROFO Response with respect to such Proposed Transaction that is subject to a ROFO Notice, the rejection by the applicable ROFO Asset Owner of a ROFO Response with respect to such Proposed Transaction or the ROFO Governmental Approval Deadline, then, in each case, the applicable ROFO Asset Owner may not Transfer any ROFO Assets described in such ROFO Notice without complying again with the provisions of this Article VI, if and to the extent then applicable.

ARTICLE VII
RIGHT OF FIRST REFUSAL
7.1    Delek US Right of First Refusal.
(a)    Each Partnership Party hereby grants to Delek US a right of first refusal on any proposed Transfer (other than a grant of a security interest to a bona fide third-party lender or a Transfer to another Partnership Group Member) of any ROFR Asset set forth next to such Partnership Party’s name on Schedule VI. The Parties acknowledge and agree that nothing in this Article VII shall prevent or restrict the Transfer of the capital stock, equity or ownership interests or other securities of the General Partner or the Partnership.
(b)    The Parties acknowledge that all potential Transfers of ROFR Assets pursuant to this Article VII are subject to obtaining any and all required written consents of governmental authorities and other third parties and to the terms of all existing agreements in respect of the ROFR Assets; provided, however, that the Partnership represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such agreements that would materially impair the rights granted to Delek US pursuant to this Article VII with respect to any ROFR Asset.
7.2    Procedures for Transfer of ROFR Asset.
(a)    In the event a Partnership Group Member proposes to Transfer any of the ROFR Assets (other than to an Affiliate) pursuant to a bona fide third-party offer (an “Acquisition Proposal”), then the Partnership shall, prior to entering into any such Acquisition Proposal, first give notice in writing to Delek US (a “Disposition Notice”) of its intention to enter into such Acquisition Proposal. The Disposition Notice shall include any material terms, conditions and details as would be necessary for Delek US to determine whether to exercise its right of first refusal with respect to the Acquisition Proposal, which terms, conditions and details shall at a minimum include: the name and address of the prospective acquiror (the “Proposed Transferee”), the ROFR Assets subject to the Acquisition Proposal (the “Sale Assets”), the purchase price offered by such Proposed Transferee (the “Offer Price”), reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow Delek US to reasonably determine the fair market value of such non-cash consideration, the Partnership Group’s estimate of the fair market value of any non-cash consideration and all other material terms and conditions of the Acquisition Proposal that are then known to the Partnership Group. To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash), the Offer Price shall be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration. In the event Delek US and the Partnership Group are able to agree on the fair market value of any non-cash consideration or if the consideration consists solely of cash, Delek US will provide written notice of its decision regarding the exercise of its right of first refusal to purchase the Sale Assets (the “ROFR Response”) to the Partnership Group within 60 days of its receipt of the Disposition Notice (the “First ROFR Acceptance Deadline”). In the event Delek US and the Partnership Group are unable to agree on the fair market value of any non-cash consideration prior to the First ROFR Acceptance Deadline, Delek US shall indicate its desire to determine the fair market value of such non-cash consideration pursuant to the procedures outlined in the remainder of this Section 7.2(a) in a ROFR Response delivered prior to the First ROFR Acceptance Deadline. If no ROFR Response is delivered by Delek US prior to the First ROFR Acceptance Deadline, then Delek US shall be deemed to have waived its right of first refusal with respect to such Sale Asset. In the event (i) Delek US’ determination of the fair market value of any non-cash consideration described in the Disposition Notice is less than the fair market value of such consideration as determined by the Partnership Group in the Disposition Notice and (ii) Delek US and the Partnership Group are unable to mutually agree upon the fair market value of such non-cash consideration within 60 days after Delek US notifies the Partnership Group of its determination thereof, the Partnership Group and Delek US will engage a mutually agreed upon, nationally recognized investment banking firm to determine the fair market value of the non-cash consideration. The investment banking firm will determine the fair market value of the non-cash consideration within 30 days of its engagement and furnish Delek US and the General Partner its determination. The fees of the investment banking firm will be split equally between the Delek Entities and the Partnership Group. Once the investment banking firm has submitted its determination of the fair market value of the non-cash consideration,

Delek US will provide a ROFR Response to the Partnership Group within 30 days after the investment banking firm has submitted its determination (the “Second ROFR Acceptance Deadline”). If no ROFR Response is delivered by Delek US prior to the Second ROFR Acceptance Deadline, then Delek US shall be deemed to have waived its right of first refusal with respect to such Sale Asset.
(b)    If Delek US elects in a ROFR Response delivered prior to the applicable ROFR Acceptance Deadline to exercise its right of first refusal with respect to a Sale Asset, within 60 days of the delivery of the ROFR Response, such ROFR Response shall be deemed to have been accepted by the applicable Partnership Group Member and such Partnership Group Member shall enter into an agreement with Delek US providing for the consummation of the Acquisition Proposal upon the terms set forth in the ROFR Response. Unless otherwise agreed between Delek US and the Partnership, the terms of the purchase and sale agreement will include the following:
(i)    Delek US will agree to deliver the Offer Price in cash (unless Delek US and the Partnership Group agree that such consideration will be paid, in whole or in part, in equity securities of Delek US, an interest-bearing promissory note, or any combination thereof);
(ii)    the applicable Partnership Group Member will represent that it has title to the Sale Asset that is sufficient to operate the Sale Assets in accordance with their intended and historical use, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable Sale Asset, plus any other such matters as Delek US may approve. If Delek US desires to obtain any title insurance with respect to the Sale Asset, the full cost and expense of obtaining the same (including but not limited to the cost of title examination, document duplication and policy premium) shall be borne by Delek US;
(iii)    the applicable Partnership Group Member will grant to Delek US the right, exercisable at Delek US’ risk and expense prior to the delivery of the ROFR Response, to make such surveys, tests and inspections of the Sale Asset as Delek US may deem desirable, so long as such surveys, tests or inspections do not damage the Sale Asset or interfere with the activities of the applicable Partnership Group Member;
(iv)    Delek US will have the right to terminate its obligation to purchase the Sale Asset under this Article VII if the results of any searches under Section 7.2(b)(ii) or (iii) above are, in the reasonable opinion of Delek US, unsatisfactory;
(v)    the closing date for the purchase of the Sale Asset shall occur no later than 180 days following receipt by the Partnership Group of the ROFR Response pursuant to Section 7.2(a);
(vi)    the Partnership Group Member and Delek US shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 7.2(b), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith;
(vii)    the sale of any Sale Assets shall be made on an “as is,” “where is” and “with all faults” basis, and the instruments conveying such Sale Assets shall contain appropriate disclaimers; and
(viii)    neither the Partnership Group nor Delek US shall have any obligation to sell or buy the Sale Assets if any of the consents referred to in Section 7.1(b) has not been obtained.
(c)    Delek US and the Partnership Group shall cooperate in good faith in obtaining all necessary governmental and other third party approvals, waivers and consents required for the closing. Any such closing shall be delayed, to the extent required, until the third business day following the expiration of any required waiting periods under the HSR Act; provided, however, that such delay shall not exceed 60 days following the 180 days referred to in Section 7.2(b)(v) (the “ROFR Governmental Approval Deadline”) and, if governmental approvals and waiting periods shall not have been obtained or expired, as the case may be, by such ROFR Governmental Approval Deadline, then Delek US shall be deemed to have waived its right of first refusal with respect to the Sale Assets described in the Disposition Notice and thereafter the Partnership Group shall be free to consummate the Transfer to the Proposed Transferee, subject to Section 7.2(d)(ii).
(d)    If the Transfer to the Proposed Transferee (i) in the case of a Transfer other than a Transfer permitted under Section 7.2(c), is not consummated in accordance with the terms of the Acquisition Proposal within the later of (A) 180 days after the applicable ROFR Acceptance Deadline and (B) three business days after the satisfaction of all governmental approval or filing requirements, if any, or (ii) in the case of a Transfer permitted under Section 7.2(c), is not consummated within the later of (A) 60 days after the ROFR Governmental Approval Deadline and (B) three business days after the satisfaction of all governmental approval or filing requirements, if any, then in each case the Acquisition Proposal shall be deemed to lapse, and the Partnership or member of the Partnership Group may not Transfer any of the Sale Assets described in the Disposition Notice without complying again with the provisions of this Article VII if and to the extent then applicable.

ARTICLE VIII
LICENSE OF NAME AND MARK
8.1    Grant of License. Upon the terms and conditions set forth in this Article VIII, Delek US hereby grants and conveys to each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty-free right and license (“License”) to use the name “Delek” (the “Name”) and any other trademarks owned by Delek US which contain the Name (collectively, the “Marks”).

8.2    Ownership and Quality.
(a)    The Partnership agrees that ownership of the Name and the Marks and the goodwill relating thereto shall remain vested in Delek US both during the term of this License and thereafter, and the Partnership further agrees, and agrees to cause the other members of the Partnership Group, never to challenge, contest or question the validity of Delek US’ ownership of the Name and Marks or any registration thereto by Delek US. In connection with the use of the Name and the Mark, the Partnership and any other member of the Partnership Group shall not in any manner represent that they have any ownership in the Name and the Marks or registration thereof except as set forth herein, and the Partnership, on behalf of itself and the other members of the Partnership Group, acknowledges that the use of the Name and the Marks shall not create any right, title or interest in or to the Name and the Mark, and all use of the Name and the Marks by the Partnership or any other member of the Partnership Group, shall inure to the benefit of Delek US.
(b)    The Partnership agrees, and agrees to cause the other members of the Partnership Group, to use the Name and Marks in accordance with such quality standards established by Delek US and communicated to the Partnership from time to time, it being understood that the products and services offered by the members of the Partnership Group immediately before the Closing Date are of a quality that is acceptable to Delek US and justifies the License.
8.3    Termination. The License shall terminate upon a termination of this Agreement pursuant to Section 9.4.

ARTICLE IX
MISCELLANEOUS
9.1    Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Texas.
9.2    Notice. All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given upon confirmation of actual delivery thereof: (a) by transmission by facsimile or hand delivery; (b) mailed via the official governmental mail system, sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) mailed by an internationally recognized overnight express mail service such as FedEx, UPS, or DHL Worldwide; or (d) by e-mail. All notices will be addressed to the Parties at the respective addresses as follows:
If to the Delek Entities:
c/o Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027

Attn: General Counsel
Telecopy No: (615) 435-1271
with a copy, which shall not constitute notice, to:

c/o Delek US Holdings, Inc.
        7102 Commerce Way
        Brentwood, TN 37027
        Attn: President
        Telecopy No: (615) 435-1271
If to the Partnership Group:
Delek Logistics Partners, LP
c/o Delek Logistics GP, LLC
7102 Commerce Way
Brentwood, TN 37027
Attn: General Counsel
Telecopy No: (615) 435-1271
with a copy, which shall not constitute notice, to:

Delek Logistics Partners, LP
    c/o Delek Logistics GP, LLC
    7102 Commerce Way
    Brentwood, TN 37027
    Attn: President
    Telecopy No: (615) 435-1271
or to such other address or to such other person as either Party will have last designated by notice to the other Party.
9.3    Entire Agreement. This Agreement, together with the Schedules attached hereto (which are incorporated herein by reference) constitute the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
9.4    Termination of Agreement. This Agreement, other than the provisions set forth in Article III hereof, may be terminated by Delek US or the Partnership upon a Partnership Change of Control. For the avoidance of doubt, the Parties’ indemnification obligations under Article III shall survive the termination of this Agreement in accordance with their respective terms.
9.5    Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
9.6    Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto; provided, however, that (i) the Partnership may make a collateral assignment of this Agreement solely to secure financing for the Partnership Group and (ii) Delek US may assign its rights under Article VII to any Affiliate of Delek US.
9.7    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.
9.8    Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.
9.9    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
9.10    Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.
9.11    Amendment and Restatement. This Agreement amends and restates the Second A&R Agreement in its entirety and the Parties agree that the terms and provisions of this Agreement replace the terms and provisions of the Second A&R Agreement, which is no longer in force as of the date hereof.
9.12    Amendment of Schedules. The Parties may amend and restate the Schedules at any time without otherwise amending or restating this Agreement by the execution by all of the Parties of a cover page to the amended Schedules in the form attached hereto as Exhibit B. Such amended and restated Schedules shall replace the prior Schedules as of the date of execution of the cover page and shall be incorporated by reference into this Agreement for all purposes.
9.13    Suspension of Certain Provisions in Certain Circumstances. The provisions of Article VI and Article VII shall be of no force and effect with respect to Delek US, Delek Refining or Lion Oil, as applicable, and such Party (i) shall have no rights or obligations under Article VI and Article VII if such Party shall institute any proceeding or voluntary case seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this Section 9.13. In addition to the foregoing, notwithstanding anything in Article VI and Article VII to the contrary:
(a)    The Partnership Group shall have no right to exercise any right of first offer under Article VI on, and no ROFO Asset Owner or lender to any ROFO Asset Owner shall have any obligation to give any ROFO Notice or other notice to the Partnership Group with respect to, any proposed Transfer of any ROFO Asset while any Default or Event of Default exists under, and as defined in, that certain Amended and Restated Financing Agreement dated December 18, 2013, by and among Lion Oil, the subsidiaries of Lion Oil party thereto, the lenders party thereto, and Bank Hapoalim B.M. in its capacity as collateral agent for the lenders, and as further amended, supplemented or otherwise modified from time to time (the “Lion Credit Agreement”), without the prior written consent of the Collateral Agent, as defined in the Lion Credit Agreement.  Upon any refinancing or replacement of any of the indebtedness evidenced by the Lion Credit Agreement (each a “Lion Refinancing Credit Agreement”), the Partnership Group shall execute and deliver to any administrative agent and/or lenders under any Lion Refinancing Credit Agreement an agreement and acknowledgement that the Partnership Group shall have no right to exercise any right of first offer under Article VI on any proposed Transfer of any ROFO Asset while any Default or Event of Default exists under such Lion Refinancing Credit Agreement without the prior written consent of such administrative agent or certain proportion of the lenders with respect thereto (which proportion shall be determined by the lenders in connection with such Lion Refinancing Credit Agreement).
(b)    The Partnership Group shall have no right to exercise any right of first offer under Article VI on, and no ROFO Asset Owner or lender to any ROFO Asset Owner shall have any obligation to give any ROFO Notice or other notice to the Partnership Group with respect to, any proposed Transfer of any ROFO Asset while any Default or Event of Default exists under, and as defined in, that certain Amended and Restated Credit Agreement dated as of January 16, 2014, by and among Delek Refining, Inc., Delek Refining, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Bank, National Association and Bank of America, N.A., as Co-Collateral Agents, Wells Fargo Bank, National Association, Merrill, Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, (the brand name for the capital markets activities of Royal Bank of Canada and its affiliates) and Regions Bank, as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., as Syndication Agent and Royal Bank of Canada and Regions Bank, as Co-Documentation Agents, and as further amended, supplemented or otherwise modified from time to time (the “Refining Credit Agreement”), without the prior written consent of Wells Fargo Bank, National Association, as administrative agent, and the Required Lenders, as defined in the Refining Credit Agreement.  Upon any refinancing or replacement of any of the indebtedness evidenced by the Refining Credit Agreement (each a “Refining Refinancing Credit Agreement”), the Partnership Group shall execute and deliver to any administrative agent and/or lenders under any Refining Refinancing Credit Agreement an agreement and acknowledgement that the Partnership Group shall not have the right to exercise any right of first offer on any proposed Transfer of any ROFO Asset while any Default or Event of Default exists under such Refining Refinancing Credit Agreement without the prior written consent of such administrative agent or certain proportion of the lenders with respect thereto (which proportion shall be determined by the lenders in connection with such Refining Refinancing Credit Agreement).
(c)    Delek US shall have no right to exercise any rights of first refusal under Article VII on, and no Partnership Party or lender to any Partnership Party shall have any obligation to give any Disposition Notice or other notice to the Partnership Group with respect to any proposed Transfer of any ROFR Asset while any Default or Event of Default exists under, and as defined in, that Amended and Restated Credit Agreement dated as of July 9, 2013, by and among the Partnership, the other Borrowers party thereto, the Lenders and L/C issuers from time to time party thereto, the

Guarantors from time to time party thereto, Fifth Third Bank, as Administrative Agent, Bank of America, N.A.. and Royal Bank of Canada, as Co-Syndication Agents, and Compass Bank, Barclays Bank PLC, PNC Bank, National Association and RBS Citizens, N.A., as Co-Documentation Agent, as amended, supplemented or otherwise modified from time to time (the “Partnership Credit Agreement”), without the prior written consent of the Required Lenders, as defined in the Partnership Credit Agreement.  Upon any refinancing or replacement of any of the indebtedness evidenced by the Partnership Credit Agreement (each a “Partnership Refinancing Credit Agreement”), Delek US shall execute and deliver to any administrative agent and/or lenders under any Partnership Refinancing Credit Agreement an agreement and acknowledgement that Delek US shall have no right to exercise any right of first refusal under Article VII on any proposed Transfer of any ROFR Asset while any Default or Event of Default exists under such Partnership Refinancing Credit Agreement without the prior written consent of such administrative agent or certain proportion of the lenders with respect thereto (which proportion shall be determined by the lenders in connection with such Partnership Refinancing Credit Agreement).
(d)    Delek US shall have no right to exercise any rights of first refusal under Article VII on, and no Partnership Party or lender to any Partnership Party shall have any obligation to give any Disposition Notice or other notice to the Partnership Group with respect to any proposed Transfer of any ROFR Asset while any Default or Event of Default exists under, and as defined in, that Amended and Restated Credit Agreement dated as of July 9, 2013, by and among the Partnership, the other Borrowers party thereto, the Lenders and L/C issuers from time to time party thereto, the Guarantors from time to time party thereto, Fifth Third Bank, as Administrative Agent, Bank of America, N.A.. and Royal Bank of Canada, as Co-Syndication Agents, and Compass Bank, Barclays Bank PLC, PNC Bank, National Association and RBS Citizens, N.A., as Co-Documentation Agent, as amended, supplemented or otherwise modified from time to time (the “Partnership Credit Agreement”), without the prior written consent of the Required Lenders, as defined in the Partnership Credit Agreement. Upon any refinancing or replacement of any of the indebtedness evidenced by the Partnership Credit Agreement (each a “Partnership Refinancing Credit Agreement”), Delek US shall execute and deliver to any administrative agent and/or lenders under any Partnership Refinancing Credit Agreement an agreement and acknowledgement that Delek US shall have no right to exercise any right of first refusal under Article VII on any proposed Transfer of any ROFR Asset while any Default or Event of Default exists under such Partnership Refinancing Credit Agreement without the prior written consent of such administrative agent or certain proportion of the lenders with respect thereto (which proportion shall be determined by the lenders in connection with such Partnership Refinancing Credit Agreement).

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.
DELEK US HOLDINGS, INC.
DELEK REFINING, LTD.
By:    DELEK U.S. REFINING GP, LLC,
its general partner
LION OIL COMPANY
By: /s/ H. Pete Daily
Name: H. Pete Daily
Title: Executive Vice President
By: /s/ Mark D. Smith
Name: Mark D. Smith
Title: Executive Vice President
DELEK LOGISTICS PARTNERS, LP
By:    Delek Logistics GP, LLC,
         its general partner
PALINE PIPELINE COMPANY, LLC
SALA GATHERING SYSTEMS, LLC
MAGNOLIA PIPELINE COMPANY, LLC
EL DORADO PIPELINE COMPANY, LLC
DELEK CRUDE LOGISTICS, LLC
DELEK MARKETING-BIG SANDY, LLC
DELEK MARKETING & SUPPLY, LP
By:    Delek Marketing GP, LLC,
        its general partner
DKL TRANSPORTATION, LLC
DELEK LOGISTICS OPERATING, LLC
DELEK LOGISTICS GP, LLC

By: /s/ Assaf Ginzburg
Name: Assaf Ginzburg
Title: Executive Vice President
By: /s/ Avigal Soreq
Name: Avigal Soreq
Title: Vice President

[Signature page to Third Amended and Restated Omnibus Agreement]

Schedule I
Pending Environmental Litigation
For Initial Transaction Agreement listed on Schedule IX

(1)	McMurrian v. Lion Oil Company, Circuit Court of Union County, Arkansas, Case No. CIV-2001-213.
For Tyler Terminal and Tankage Transaction Agreement listed on Schedule IX

(1)	Consent Decree entered in United States v. Tyler Holding Company, Inc. and Delek Refining, Ltd., case no. 6:09-cv-319 (Eastern District of Texas).

(2)	Any conditions or events reported to a governmental entity or other regulatory person prior to July 26, 2013.
For El Dorado Terminal and Tankage Transaction Agreement listed on Schedule IX

(1)	Consent Decree entered in United States and State of Arkansas v. Lion Oil Company, Civ. No. 03-1028 (Western District of Arkansas).

(2)	Any conditions or events reported to a governmental entity or other regulatory person prior to February 10, 2014.

(3)
Any matters described in either (a) the report of E.Vironment prepared for Delek US dated March 29, 2011 or (b) the draft report of Environmental Resources Management prepared for the Partnership dated February 7, 2014.

For Tyler Tankage Agreement listed on Schedule IX

(1)	Consent Decree entered in United States v. Tyler Holding Company, Inc. and Delek Refining, Ltd., case no. 6:09-cv-319 (Eastern District of Texas).

(2)	Any conditions or events reported to a governmental entity or other regulatory person prior to March 31, 2015.
For El Dorado Rail Offloading Facility Transaction Agreement listed on Schedule IX

(1)	Consent Decree entered in United States and State of Arkansas v. Lion Oil Company, Civ. No. 03-1028 (Western District of Arkansas).

(2)	Any conditions or events reported to a governmental entity or other regulatory person prior to March 31, 2015.

(3)
Any matters described in either (a) the report of E.Vironment prepared for Delek US dated March 29, 2011 or (b) the draft report of Environmental Resources Management prepared for the Partnership dated February 7, 2014.

Schedule II
Environmental Matters
For Initial Transaction Agreement listed on Schedule IX

(1)	Subsurface plume at Big Sandy terminal.

(2)	The following matters are deemed to have occurred or existed before the applicable Closing Date:

a)	the release of crude oil initially detected on March 9, 2013 within a pumping facility at Delek Logistics’ Magnolia Station located west of the El Dorado refinery (the “Magnolia Release”); and

b)	the release of crude oil initially identified on October 7, 2013, from the Delek Logistics gathering line near Macedonia, Arkansas (the “Macedonia Release”).
Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that any Losses suffered or incurred by the Partnership Group, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of the Magnolia Release or the Macedonia Release, in each case whether such Loss is suffered or incurred before or after the applicable Closing Date, shall be Covered Environmental Losses.
For Tyler Terminal and Tankage Transaction Agreement listed on Schedule IX

(1)	A consent decree was entered in United States v. Tyler Holding Company, Inc. and Delek Refining, Ltd., case no. 6:09-cv-319 (Eastern District of Texas).

(2)	Any conditions or events reported to a governmental entity or other regulatory person prior to July 26, 2013.
For El Dorado Terminal and Tankage Transaction Agreement listed on Schedule IX

(1)	A consent decree was entered in United States and State of Arkansas v. Lion Oil Company, Civ. No. 03-1028 (Western District of Arkansas).

(2)	Any conditions or events reported to a governmental entity or other regulatory person prior to February 10, 2014.

(3)
Any matters described in either (a) the report of E.Vironment prepared for Delek US dated March 29, 2011 or (b) the draft report of Environmental Resources Management prepared for the Partnership dated February 7, 2014.

For Tyler Tankage Agreement listed on Schedule IX

(1)	Any conditions or events reported to a governmental entity or other regulatory person prior to March 31, 2015.

For El Dorado Rail Offloading Facility Transaction Agreement listed on Schedule IX

(1)	Any conditions or events reported to a governmental entity or other regulatory person prior to March 31, 2015.

(2)
Any matters described in either (a) the report of E.Vironment prepared for Delek US dated March 29, 2011 or (b) the draft report of Environmental Resources Management prepared for the Partnership dated February 7, 2014.

Schedule III
Pending Litigation
For Initial Transaction Agreement listed on Schedule IX

(1)	Shell Trading (US) Company v. Lion Oil Trading & Transportation, Inc., District Court of Harris County, Texas, Cause No. 2009-11659.
For Tyler Terminal and Tankage Transaction Agreement listed on Schedule IX
None.
For El Dorado Terminal and Tankage Transaction Agreement listed on Schedule IX
None.
For Tyler Tankage Agreement listed on Schedule IX
None.
For El Dorado Rail Offloading Facility Transaction Agreement listed on Schedule IX
None.

Schedule IV
General and Administrative Services

(1)
Executive management services of Delek employees who devote less than 50% of their business time to the business and affairs of the Partnership Group, including Delek US stock-based compensation expense

(2)	Financial and administrative services (including, but not limited to, treasury and accounting)

(3)	Information technology services

(4)	Legal services

(5)	Health, safety and environmental services

(6)	Human resources services

(7)	Insurance administration

Schedule V
ROFO Assets
None.

Schedule VI
ROFR Assets

Asset	Owner
Paline Pipeline. The 185-mile, 10-inch crude oil pipeline running from Longview, Texas and the Chevron-operated Beaumont terminal in Nederland, Texas and an approximately seven-mile idle pipeline from Port Neches to Port Arthur, Texas.
Paline
SALA Gathering System. The approximately 600 miles of three- to eight-inch crude oil gathering and transportation lines in southern Arkansas and northern Louisiana located primarily within a 60-mile radius of the El Dorado refinery.
SALA
Magnolia Pipeline System. The 77-mile crude oil pipeline running between a connection with ExxonMobil’s North Line pipeline near Shreveport, Louisiana and our Magnolia Station.	Magnolia
El Dorado Pipeline System. The 28-mile crude oil pipeline, the 12-inch diesel line from the El Dorado refinery to the Enterprise system and the 10-inch gasoline line from the El Dorado refinery to the Enterprise system.
El Dorado
McMurrey Pipeline System. The 65-mile pipeline system that transports crude oil from inputs between the La Gloria Station and the Tyler refinery	Crude Logistics
Nettleton Pipeline System. The 36-mile pipeline that transports crude oil from Nettleton Station to the Tyler refinery.	Crude Logistics
Big Sandy Terminal. The terminal located in Big Sandy, Texas and the eight-inch Hopewell-Big Sandy Pipeline originating at Hopewell Junction, Texas and terminating at the Big Sandy Station in Big Sandy, Texas.
Marketing-Big Sandy
Memphis Terminal. The terminal located in Memphis, Tennessee supplied by the El Dorado refinery through the Enterprise TE Products Pipeline.	OpCo
Tyler Refinery Refined Products Terminal. Located at the Tyler refinery, this terminal consists of a truck loading rack with nine loading bays supplied by pipeline from storage tanks located at the refinery. Total throughput capacity for the terminal is estimated to be approximately 72,000 bpd.
DMSLP
Tyler Storage Tanks. Located in Tyler, Texas adjacent to the Tyler refinery, the Tankage (as defined in the Tyler Terminal and Tankage Transaction Agreement listed on Schedule IX).	DMSLP
El Dorado Refined Products Terminal. Located at the El Dorado refinery, this terminal consists of a truck loading rack supplied by pipeline from storage tanks located at the refinery. Total throughput capacity for the terminal is estimated to be approximately 26,700 bpd.
OpCo
El Dorado Storage Tanks. Located at Sandhill Station and adjacent to the El Dorado refinery, the Tankage (as defined in the El Dorado Terminal and Tankage Agreement listed on Schedule IX).	OpCo

Asset	Owner
Tyler Storage Tank. Located in Tyler, Texas adjacent to the Tyler refinery, the Tankage (as defined in the Tyler Tankage Transaction Agreement listed on Schedule IX).	DMSLP
El Dorado Rail Offloading Facility. Located in El Dorado, Arkansas adjacent to the El Dorado refinery, the Rail Offloading Facility (as defined in the El Dorado Rail Offloading Facility Transaction Agreement listed on Schedule IX).
OpCo

Schedule VII
Certain Delek Projects
For Initial Transaction Agreement listed on Schedule IX

(1)
That certain project related to AFE # 10502041912 which provides for the construction of a new crude oil storage tank at Delek Refining’s Tyler, Texas refinery with aggregate shell capacity of approximately 300,000 bbls.

For Tyler Terminal and Tankage Transaction Agreement listed on Schedule IX
None.
For El Dorado Terminal and Tankage Transaction Agreement listed on Schedule IX
None.
For Tyler Tankage Agreement listed on Schedule IX
None.
For El Dorado Rail Offloading Facility Transaction Agreement listed on Schedule IX
None.

Schedule VIII
Existing Capital Projects
For Initial Transaction Agreement listed on Schedule IX

(1)
That certain project related to AFE # 10501047412, which provides for the construction of new crude oil pipeline that commences at the metering skid situated south of Tank #107 at Lion Oil’s El Dorado, Arkansas refinery and continues along the south side of Sandhill Station to its termination point at the tie-in to the Tank #192 fill line.

(2)	That certain project related to AFE # 11105042812, which provides for the completion of Phase IV of the reversal of the Paline Pipeline System.

(3)	That certain project related to AFE # 10502041912, which provides for the installation of piping and valves to enable bi-directional flow on the Nettleton Pipeline.
For Tyler Terminal and Tankage Transaction Agreement listed on Schedule IX
None.
For El Dorado Terminal and Tankage Transaction Agreement listed on Schedule IX

(1)	Work performed in connection with the turnaround of Lion Oil’s El Dorado refinery that commenced in January 2014.
For Tyler Tankage Agreement listed on Schedule IX
None.
For El Dorado Rail Offloading Facility Transaction Agreement listed on Schedule IX
None.

Schedule IX
Transaction Agreements and Applicable Terms
Initial Transaction Agreement

Transaction Agreement	Closing Date	First Indemnification Deadline	Second Indemnification Deadline	Annual Environmental Deductible	Annual ROW Deductible
Contribution, Conveyance and Assumption Agreement, among the Partnership, the General Partner, OpCo, Crude Logistics, Delek US, Delek Marketing & Supply, LLC, Delek Marketing & Supply, LP, Lion Oil and Delek Logistics Services Company	November 7, 2012	November 7, 2017	November 7, 2022	$250,000	$250,000

Tyler Terminal and Tankage Transaction Agreement

Transaction Agreement	Closing Date	First Indemnification Deadline	Second Indemnification Deadline	Annual Environmental Deductible	Annual ROW Deductible
Asset Purchase Agreement between Delek Refining, Ltd., as Seller, and Delek Marketing & Supply, LP, as Buyer	July 26, 2013	July 26, 2018	July 26, 2023	$250,000	$250,000

El Dorado Terminal and Tankage Transaction Agreement

Transaction Agreement	Closing Date	First Indemnification Deadline	Second Indemnification Deadline	Annual Environmental Deductible	Annual ROW Deductible
Asset Purchase Agreement between Lion Oil Company, as Seller, and Delek Logistics Operating, LLC, as Buyer	February 10, 2014	February 10, 2019	February 10, 2024	$250,000	$250,000

Tyler Tankage Transaction Agreement

Transaction Agreement	Closing Date	First Indemnification Deadline	Second Indemnification Deadline	Annual Environmental Deductible	Annual ROW Deductible
Asset Purchase Agreement between Delek Refining, Ltd., as Seller, and Delek Marketing & Supply, LP, as Buyer	March 31, 2015	March 31, 2020	March 31, 2025	$250,000	$250,000

El Dorado Rail Offloading Facility Transaction Agreement

Transaction Agreement	Closing Date	First Indemnification Deadline	Second Indemnification Deadline	Annual Environmental Deductible	Annual ROW Deductible
Asset Purchase Agreement between Lion Oil Company and Lion Oil Trading & Transportation, LLC, as Sellers, Delek Logistics Operating, LLC, as Buyer and, solely for purposes of Article VIII and Section 9.2, Delek US Holdings, Inc., as Guarantor	March 31, 2015	March 31, 2020	March 31, 2025	$250,000	$250,000

Schedule X
API 653 Tanks
Tyler Terminal and Tankage Transaction Agreement

Tank #		Location	Assigned Service	Next Internal Inspection Due
01-T-	6	West Tank Farm	JP8	4/29/2016
01-T-	7	West Tank Farm	Jet A	1/16/2018
01-T-	8	West Tank Farm	Jet A	2/16/2018
01-T-	11	West Tank Farm	Carbon Black Oil	6/1/2013
01-T-	12	West Tank Farm	Ultra Low Sulfur Diesel	6/23/2018
01-T-	16	West Tank Farm	Gas Oil/Topped Crude	9/12/2014
01-T-	19	West Tank Farm	Topped Crude/Gas Oil	6/1/2013
01-T-	39	West Tank Farm	Commercial Butane	1/20/2014
01-T-	40	West Tank Farm	Commercial Butane	4/5/2014
01-T-	41	West Tank Farm	Commercial Butane	4/13/2014
01-T-	46	North Tank Farm	Ethanol	12/21/2017
01-T-	52	West Tank Farm	Sub grade 84	4/5/2014
01-T-	55	West Tank Farm	Hydrotreated HSR naphtha	3/26/2017
01-T-	59	North Tank Farm	L.Alkylate	3/16/2014
01-T-	60	North Tank Farm	FCC Gasoline /Total Alkylate	6/25/2015
01-T-	61	North Tank Farm	Platformate	8/26/2013
01-T-	63	North Tank Farm	Platformate	9/12/2015
01-T-	64	West Tank Farm	Coker Naphtha	2/28/2015
01-T-	65	West Tank Farm	Coker Naphtha	6/1/2013
01-T-	66	North Tank Farm	GHT Charge	7/17/2018
01-T-	103	Alky Tank Farm	Isobutane	6/19/2015
01-T-	105	Alky Tank Farm	Isobutane	6/4/2017
01-T-	106	Alky Tank Farm	Isobutane	11/5/2011
01-T-	107	Alky Tank Farm	Isobutane	9/28/2013
01-T-	115	Subgrade 84	Subgrade 84	2/9/2015
01-T-	118	Aviation Tank Farm	L Alkylate	10/26/2015
01-T-	122	Sales Tank Farm	Unlead 87	11/5/2015
01-T-	124	Sales Tank Farm	Subgrade 91	11/12/2014
01-T-	125	Sales Tank Farm	Subgrade 91	7/28/2017
01-T-	127	West Tank Farm	Gas Oil	6/20/2015
01-T-	132	Alky Tank Farm	Olefins	3/15/2018
01-T-	133	Alky Tank Farm	Olefins	2/26/2018
01-T-	134	West Tank Farm	JP8	1/8/2018
01-T-	135	West Tank Farm	JP8	1/17/2017

Tank #		Location	Assigned Service	Next Internal Inspection Due
01-T-	136	North Tank Farm	FCC Gasoline /Total Alkylate	12/17/2016
01-T-	153	Pipeline Tank Farm	Kerosene (JP8)	6/1/2013
01-T-	156	Pipeline Tank Farm	DHT Charge	6/1/2013
01-T-	162	Crude Tank Farm	Crude Oil	2/1/2016
01-T-	165	Alky Tank Farm	Olefins	6/1/2013
01-T-	166	Alky Tank Farm	Olefins	8/10/2017
01-T-	167	Alky Tank Farm	Commercial Butane	2/29/2016
01-T-	169	West Tank Farm	LSR or Isomate RD	1/30/2012
01-T-	1	West Tank Farm	Waste Water Holding	9-13-2016
01-T-	3	West Tank Farm	Recovered oil	7/24/2017
01-T-	4	West Tank Farm	Recovered oil	4/15/2017
01-T-	5	West Tank Farm	Waste Water Holding	11-10-2016
01-T-	14	West Tank Farm	Waste Water Holding	5/18/2018
01-T-	21	West Tank Farm	Oily Water	4/06/2018
01-T-	26	West Tank Farm	Oily Water	4/10/2018
01-T-	120	Sulfuric Acid Area	Fresh Sulfuric Acid	2/2/2018

El Dorado Terminal and Tankage Transaction Agreement

Tank	Next Inspection	Area
T007	TBD	LOT
T019	TBD	#4,#8&#11
T024	TBD	PMA
T036	TBD	PH
T042	2023	#4,#8&#11
T043	2023	#4,#8&#11
T054	TBD	PH
T059	TBD	PH
T061	TBD	PH
T062	TBD	PH
T063	TBD	PH
T064	2023	PH
T065	TBD	PH
T066	TBD	PH
T067	TBD	PH
T082	TBD	PH
T084	2019	PH

Tank	Next Inspection	Area
T085	2022	PH
T088	2019	PH
T089	TBD	PH
T098	TBD	AP
T103	2019	PH
T108	TBD	PH
T109	TBD	PH
T113	TBD	PH
T114	2014	PH
T115	2021	PH
T120	TBD	PH
T121	TBD	PH
T122	TBD	PH
T123	TBD	PH
T124	2022	PH
T126	2020	PH
T128	2020	PH
T146	2015	PH
T147	2015	PH
T148	2015	PH
T149	2019	PH
T155	2021	PH
T167	TBD	AP
T168	2015	AP
T180	TBD	PMA
T184	2016	PH
T185	2016	PH
T186	2015	PH
T187	2015	PH
T189	2015	PH
T191	TBD	PH
T194	2019	#5 & #14
T195	2019	#5 & #14
T196	2019	#5 & #14
T197	2019	#5 & #14
T199	TBD	AP
T217	TBD	#7,#10&#12
T241	TBD	#5 & #14
T242	2014	#5 & #14
T243	2014	#5 & #14
T245	TBD	#5 & #14

Tank	Next Inspection	Area
T246	TBD	#5 & #14
T247	TBD	#5 & #14
T262	TBD	PH
T263	2014	PH
T264	TBD	PH
T265	2014	PH
T268	2019	LOT
T269	2019	LOT
T271	TBD	PH
T272	TBD	PH
T273	TBD	PH
T274	2014	PH
T282	2023	WWTP
T283	2023	WWTP
T353	2022	AP
T354	2016	AP
T356	TBD	AP
T357	TBD	AP
T360	2021	#5 & #14
T361	2022	#5 & #14
T362	2019	#5 & #14
T363	2019	#5 & #14
T364	2019	#5 & #14
T365	2019	#5 & #14
T366	2019	#5 & #14
T367	TBD	#5 & #14
T368	TBD	#5 & #14
T371	TBD	#5 & #14
T372	TBD	#5 & #14
T531	2023	PH
T532	2022	PH
T536	2019	#5 & #14
T540	TBD	Trucking
T552	TBD	Trucking
T554	2019	PMA
T571	TBD	AP

T051	2021	PH
T198	2020	#5 & #14
T240	2015	#5 & #14
T244	N/A	#5 & #14

Tank	Next Inspection	Area

T004	TBD	LOT
T009	TBD	LOT
T053	2022	LOT
T140	2022	LOT
T141	TBD	LOT
T142	2016	LOT
T143	2016	LOT
T144	2014	LOT
T188	TBD	PH
T275	TBD	WWTP
T276	TBD	WWTP
T277	TBD	WWTP
T278	TBD	WWTP
T279	TBD	WWTP
T280	TBD	WWTP
T373	2020	LOT
T374	2023	#7,#10&#12
T393	TBD	WWTP
T394	TBD	WWTP
T432	2014	LOT
T449	2014	WWTP
T541	TBD	LOT
T542	TBD	LOT
T543	TBD	LOT
T545	TBD	WWTP
T546	TBD	WWTP
T547	2014	PH
T023	2022	AP
T039	2023	#4,#8&#11
T040	2020	#4,#8&#11
T041	TBD	#4,#8&#11
T076	2015	#4,#8&#11
T078	TBD	AP
T101	TBD	AP
T102	2022	#4,#8&#11
T104	TBD	#4,#8&#11
T105	TBD	#4,#8&#11
T112	TBD	PMA
T219	2022	AP
T348	TBD	AP

Tank	Next Inspection	Area
T349	2014	AP
T350	TBD	AP
T351	TBD	AP
T352	TBD	AP
T355	2022	AP
T382	2022	PMA
T383	2022	PMA
T384	2023	PMA
T385	TBD	PMA
T386	2023	PMA
T387	2023	PMA
T544	TBD	AP
T548	2022	PMA
T553	2022	PMA
T107	2022	AP
T110	2022	AP
T175	2015	AP
T119	2023	PH
T125	TBD	PH
T549	2014	PH

Exhibit A
Form of Joinder Agreement
This Joinder Agreement (this “Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with that certain Third Amended and Restated Omnibus Agreement (the “Omnibus Agreement”) by and among Delek US Holdings, Inc., a Delaware corporation, on behalf of itself and the other Delek Entities, Delek Refining, Ltd., a Texas Limited Partnership, Lion Oil Company, an Arkansas corporation, Delek Logistics Partners, LP, a Delaware limited partnership, Paline Pipeline Company, LLC, a Texas limited liability company, SALA Gathering Systems, LLC, a Texas limited liability company, Magnolia Pipeline Company, LLC, a Delaware limited liability company, El Dorado Pipeline Company, LLC, a Delaware limited liability company, Delek Crude Logistics, LLC, a Texas limited liability company, Delek Marketing-Big Sandy, LLC, a Texas limited liability company, Delek Marketing & Supply, LP, a Delaware limited partnership, DKL Transportation, LLC, a Delaware limited liability company, Delek Logistics Operating, LLC, a Delaware limited liability company, and Delek Logistics GP, LLC, a Delaware limited liability company. Capitalized terms not defined herein shall have the meanings given to such terms in the Omnibus Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Joining Party shall become a party to and a “ROFO Asset Owner” under the Omnibus Agreement as of the date hereof, and (i) shall have all of the rights and obligations thereof as more fully set forth therein as if it had executed the Omnibus Agreement directly, and (ii) agrees to be bound by the terms, provisions and conditions pertaining thereto, as more fully set forth therein, as if it had executed the Omnibus Agreement directly.
IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date written below.

Date: _________________	________________________ By: Name: Title: By: Name: Title:

Exhibit B
Form of Cover Page for Amendment and Restatement
of Schedules to Third Amended and Restated Omnibus Agreement
A Third Amended and Restated Omnibus Agreement was executed as of March 31, 2015 (the “Amended and Restated Omnibus Agreement”), among Delek US, on behalf of itself and the other Delek Entities (as defined herein), Delek Refining, Lion Oil, the Partnership, Paline, SALA, Magnolia, El Dorado, Crude Logistics, Marketing-Big Sandy, DMSLP, DKL Transportation, LLC, OpCo, and the General Partner. Capitalized terms not otherwise defined in this document shall have the terms set forth in the Amended and Restated Omnibus Agreement.
The Parties agree that the Schedules are hereby amended and restated in their entirety as of the date hereof to be as attached hereto. Pursuant to Section 9.12 of the Amended and Restated Omnibus Agreement, such amended and restated Schedules shall replace the prior Schedules as of the date hereof and shall be incorporated by reference into the Amended and Restated Omnibus Agreement for all purposes.
Executed as of _______________, 20___.
DELEK US HOLDINGS, INC.

By:
Name:
Title:
By:
Name:
Title:
DELEK REFINING, LTD.
By: DELEK U.S. REFINING G.P., LLC,
     its general partner

By:
Name:
Title:
By:
Name:
Title:

LION OIL COMPANY

By:
Name:
Title:
By:
Name:
Title:
DELEK LOGISTICS PARTNERS, LP

By:    Delek Logistics GP, LLC,
    its general partner

By:
Name:
Title:
By:
Name:
Title:
PALINE PIPELINE COMPANY, LLC

By:
Name:
Title:
By:
Name:
Title:
SALA GATHERING SYSTEMS, LLC

By:
Name:
Title:

By:
Name:
Title:
MAGNOLIA PIPELINE COMPANY, LLC

By:
Name:
Title:
By:
Name:
Title:
EL DORADO PIPELINE COMPANY, LLC

By:
Name:
Title:
By:
Name:
Title:
DELEK CRUDE LOGISTICS, LLC

By:
Name:
Title:
By:
Name:
Title:
DELEK MARKETING-BIG SANDY, LLC

By:
Name:
Title:

By:
Name:
Title:
DELEK MARKETING & SUPPLY, LP

By:    Delek Marketing GP, LLC,
    its general partner

By:
Name:
Title:
By:
Name:
Title:
DKL TRANSPORTATION, LLC

By:
Name:
Title:
By:
Name:
Title:
DELEK LOGISTICS OPERATING, LLC

By:
Name:
Title:
By:
Name:
Title:
DELEK LOGISTICS GP, LLC

By:

Name:
Title:
By:
Name:
Title: